 Exhibit p 16

CODE OF ETHICS

Effective December 2nd 2014

This Code of Ethics applies to all employees, officers and directors of Candriam as set forth in Appendix 6 (“Covered Persons”). Adherence to these Rules is a fundamental and absolute condition of service with Candriam.

Candriam will provide a copy of this Code of Ethics to each Covered Person promptly after the effective date of this Code of Ethics or, for individuals who join Candriam after the effective date of this Code, at or promptly after the time such individuals become Covered Persons. Candriam will circulate copies of any changes to this Code promptly after they are adopted to all Covered Persons.

Violations of this Code may result in the imposition of sanctions on the Covered Person, including suspension or dismissal from Candriam’s employment.

1. STATEMENT OF GENERAL PRINCIPLES

(a) Fiduciary Principles. As a fiduciary as defined in the US Investment Advisers Act of 1940, Candriam owes an undivided duty of loyalty to its clients, and Candriam expects its Covered Persons to adhere to this duty. It is Candriam’s policy that Covered Persons in their personal dealings in securities conduct themselves so as to avoid not only actual conflicts of interest with Candriam’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

(b) Compliance with Law. Candriam strictly complies with US laws concerning investments and securities and expects each Covered Person to do so as well to the extent any such laws are applicable.

(c) Purpose of these Rules. This Code of Ethics is designed to ensure, among other things, that the personal securities transactions of all Covered Persons are conducted in accordance with the following principles:

(i) a duty at all times to place the interests of Candriam’s clients first and foremost;

(ii) the requirement that all personal securities transactions be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an Covered Person’s position of trust and responsibility; and

(iii) the requirement that Covered Persons should not take inappropriate advantage of their positions with Candriam.

(d) Additional Prohibitions. In addition to the specific prohibitions on certain personal securities transactions as set forth herein, all Covered Persons are prohibited from:

(i) employing any device, scheme or artifice to defraud any client or prospective client;

(ii) making to any client or prospective client any untrue statement of a material fact or omitting to state to such prospect or client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

Exhibit p 16

(iv) engaging in any manipulative practice with respect to any client or prospective client; and

(v) revealing to any third party (except in the normal course of his or her duties on behalf of a client) any non-public information regarding securities transactions by any client or the consideration by any client or the Firm of any securities transactions.

2. PROHIBITION ON INSIDER DEALING

Covered Persons are required to adhere strictly to US laws and regulations concerning insider dealing and disclosure of material inside information. Violations of these laws and regulations may result in disciplinary action by Candriam as well as penalties under law. Questions concerning these laws and regulations should be directed to Candriam’s Chief Compliance Officer.

3. PRE-CLEARANCE OF CERTAIN PERSONAL INVESTING ACTIVITIES

Covered Persons and their Covered Accounts as defined on Appendix 1 may not acquire beneficial ownership of any security in an initial public offering or a limited offering not made to the general public without first notifying Candriam’s Chief Compliance Officer and obtaining permission from Chief Compliance Officer for such transaction. Requests for such permission are to be submitted on the Personal Trading Authorization form attached as Appendix 3.

However, certain members of Candriam’s Board of Directors are either employed by Candriam’s affiliate New York Life Investment Management (“NYLIM”) or another New York Life entity (“NYL Associated Directors”) or are not employed by Candriam, New York Life, or any affiliate of Candriam or New York Life (an “Outside Director”). Candriam seeks to keep any NYL Associated Directors and Outside Directors informed of Candriam’s investment activities through reports and other information provided in connection with Board meetings and other Board events. Since NYL Associated Directors and Outside Directors do not work in the investment business of Candriam, it is Candriam’s policy not to communicate routinely with them concerning specific trading information or advice on specific issues (i.e., no information is given regarding investments for which current activity is being considered for clients).

In light of this policy, such a Director need only obtain prior approval for a personal trade in a security if he or she knew or, in the ordinary course of his or her activities should have known, that during the 15-day period immediately before or after a transaction in that security, either a Candriam client purchased or sold that security or Candriam considered purchasing or selling that security on behalf of a client. If this occurs, then the Director would be required to submit a transaction report for the quarter in which the trade took place. That report may be submitted to Candriam under this policy, or in the case of a NYL Associated Director, to NYLIM under its Code of Ethics.

4. REPORTS ON PERSONAL HOLDINGS AND DEALINGS

Consistent with the policy set forth in Section 3 above, and except as specified in subparagraph (h) below, a Covered Person is required to file the following reports with the Chief Compliance Officer:

(a) Initial Holding Reports. Within 30 days after adoption of these Rules (or in the case of persons who become Covered Persons after the effective date of these Rules, within 10 days after the date on which they become Covered Persons), each Covered Person shall submit to the Chief Compliance Officer.

Exhibit p 16

(1) each Covered Person shall submit to the Chief Compliance Officer a signed Initial Certification of Compliance with Candriam’s Code of Ethics (attached as Appendix 4 hereto); and

(2) each Covered Person shall submit to the Chief Compliance Officer schedules in such form as the Chief Compliance Officer may require listing (A) all Covered Accounts (as defined in Appendix 1), and (B) all public and private securities and instruments directly or indirectly held by any Covered Account of such Covered Person (other than Exempt Transactions (as defined in Appendix 2)), with nonpublic securities plainly indicated. This information must be current within 45 days after the date on which the person submitting the report became a Covered Person and shall include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security.

(b) Annual Holdings Reports. Each Covered Person shall on or before 30 January in each year, submit to the Chief Compliance Officer an annual holdings report in a form to be established by the Chief Compliance Officer, which be current as of a date not more than 45 days prior to the date on which the report is submitted and shall contain:

(1) all Covered Accounts (as defined in Appendix 1); and

(2) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Covered Person or any of his Covered Accounts has any direct or indirect beneficial ownership (other than Exempt Transactions (as defined in Appendix 2)).

(c) Quarterly Transaction Reports. Each Covered Person shall within 30 days of the end of each calendar quarter submit to the Chief Compliance Officer, a transaction report in a form to be established by the Chief Compliance Officer covering all transactions for the Covered Person and his or her Covered Accounts during the quarter and containing:

(1) with respect to trades during such quarter other than Exempt Transactions (as defined in Appendix 2), (A) the date of each transaction, the title and number of securities and the principal amount of each security involved; (B) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (C) the price at which the transaction was effected; and (D) the name of the broker, dealer or bank with or through which the transaction was effected; and

(2) the date on which the report is submitted.

(d) Annual Certification. Each Covered Person shall provide to the Chief Compliance Officer, not later than 10 days after the end of each calendar year, a signed Annual Certification of Compliance with this Code of Ethics (in the form attached as Appendix 5).

(e) Exempt Transactions. Exempt Transactions (as defined in Appendix 2) need not be reported under these Rules.

(f) Disclaimer of Beneficial Ownership. Any report required under this Code of Ethics may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial ownership of the security to which the report relates.

(g) Non-Securities Accounts. For the avoidance of doubt, the requirements described in this policy extend only to accounts in which a person holds investments in securities.

Exhibit p 16

(h) Certain Covered Persons Subject to NYLIM’s Code of Ethics. NYL Associated Directors who are subject to NYLIM’s Code of Ethics should instead follow NYLIM’s Code of Ethics for these reporting purposes.

5. MISCELLANEOUS

(a) Chief Compliance Officer. The Chief Compliance Officer must request approvals or submit reports with respect to his/her personal securities transactions or other activities restricted by this Code from a deputy compliance officer (the “Deputy Compliance Officer”).

(b) Review Procedures. The Chief Compliance Officer shall be charged with supervising compliance with this Code. In this supervisory role, the Chief Compliance Officer shall, among other things, review at least quarterly the reports submitted with respect to Covered Person securities transactions for that quarter in order to (1) ensure that adequate records are being kept under Rule 204-2, as amended, and Rule 204A-1, as amended, of the Advisers Act and (2) determine if any Covered Person has failed to adhere to the preclearance procedures or trading restrictions under this Code.

(c) Interpretation. The provisions of this Code of Ethics will be interpreted by the Chief Compliance Officer. Questions of interpretation should be directed to the Chief Compliance Officer or his designee.

(d) Reporting of Violations. All Covered Persons, upon learning of any violation of these Rules, are expected to report the same promptly to the Chief Compliance Officer in writing. The Chief Compliance Officer shall note on any such report the date of its receipt.

(e) Sanctions. If advised of a violation of this Code of Ethics by any Covered Person or Covered Person, the Chief Compliance Officer or, in the case of the Chief Compliance Officer, the Deputy Compliance Officer, may impose such sanctions as are deemed appropriate.

(f) Records. Candriam will maintain and preserve the following records in the manner and to the extent set forth below, and shall be available for examination by representatives of the SEC:

(i)	a copy of this Code and any other rules or code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place, the first two years in Candriam’s office;

(ii)	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in Candriam’s office;

(iii)	a copy of each report made pursuant to this Code shall be preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in Candriam’s office;

(iv) a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place, the first two years in Candriam’s office; and

(v) record of any decision, and the reasons supporting the decision, to approve a transaction by an Covered Person in securities as provided under this Code shall be preserved in an easily accessible

Exhibit p 16

place for a period of not less than five years from the end of the fiscal year in which the approval is granted, the first two years in Candriam’s office.

(g) Confidentiality. All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

(h) Effective Date. This Code of Ethics shall be effective as of December 2nd 2014.

Exhibit p 16

APPENDIX 1

COVERED ACCOUNTS

The Code of Ethics applies to all transactions in the following investment accounts (“Covered Accounts”) and to the following types of investments:

(1) accounts held for your benefit by you or other persons (including nominees, custodians, brokers, pledgees, partnerships, personal holding companies, trustees or other fiduciaries);

(2) accounts held by (or for the benefit of) your spouse or any children or relatives who share your home;

(3) accounts (other than Candriam’s client accounts) for which you have or share, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise:

(i)	voting power (which includes power to vote, or to direct the voting of, a security), or

(ii)	investment power (which includes the power to dispose, or to direct the disposition), of a security; or

(4) accounts held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:

(i)	arrangements (which may be informal) under which you have agreed to share the profits from an investment, and

(ii)	accounts maintained or administered by you for a relative (such as children or parents) who do not share your home.

(5)	any investments in an initial public offering (“IPO”);

(6)	any investments in a limited offering, such as venture financings, hedge funds, private equity funds, funds of hedge funds, unless listed on a stock exchange and

(7)	any investments otherwise offered to the general public.

Exhibit p 16

APPENDIX 2

EXEMPT TRANSACTIONS

The following types of securities or transactions need not be reported or precleared under this Code of Ethics, except as specifically provided otherwise (the “Exempt Transactions”):

(1) Securities which are direct obligations of the United States (i.e., US treasuries).

(2) Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

(3) Transactions effected in any Covered Account over which the Covered Person has no direct or indirect influence or control (a “Non-Discretionary Account”). An Covered Person shall be deemed to have “no direct or indirect influence or control” over an account only if the following conditions are met: (i) investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the Covered Person, or decisions for the account are made by a family member and not by the Covered Person, (ii) the Covered Person (and, where applicable, the family member) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or family member, and (iii) the Chief Compliance Officer has determined that the account satisfies the foregoing requirements. An Covered Person must submit an annual certification with respect to Non-Discretionary Accounts that the Covered Person does not discuss any investment decisions with the person making investment decisions.

(4) Transactions which are effected pursuant to an automatic investment plan.

(5) Transactions involving the trading of shares of money market funds.

(6) Transactions and holdings in shares of other types of investment funds that are offered generally to the public, unless Candriam or an affiliate of Candriam acts as the investment adviser, placement agent, or underwriter for the fund.

(7) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in investment funds for which Candriam and its affiliates do not act as investment adviser, placement agent, or underwriter.

Exhibit p 16

APPENDIX 3

PERSONAL TRADING AUTHORIZATION

COVERED PERSON
DATE

Symbol	Security	Nature of Trade (Buy/Sell)	Quantity	Executed Price	Broker

COVERED PERSON

SIGNATURE	_____________________________

TRADE AUTHORIZATION	_____________________________
Chief Compliance Officer

By signing this form, the Covered Person affirms that he/she has read and understands Candriam’s Code of Ethics. The above order is in compliance with Candriam’s policy governing personal securities transactions, insider trading and securities fraud. In addition, the Covered Person hereby certifies that the above transactions are not based on any material non-public information, and that the Covered Person has taken appropriate steps to ascertain that the securities are not (a) being bought or sold on behalf of any of Candriam’s clients, (b) the subject of a written buy or sell recommendation from the investment committee of Candriam or (c) actively being considered for sale or purchase on behalf of Candriam’s clients, even though no buy or sell order has been placed.

The above trades, once authorized, must be executed by the close of business on the next business day.

Exhibit p 16

APPENDIX 4

INITIAL CERTIFICATION OF COMPLIANCE

I acknowledge that I have received Candriam’s Code of Ethics and represent that:

(1) I have received and read the entire Code of Ethics and I understand that they apply to me. I will comply with the Code of Ethics in all respects.

(2) I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

(3) I understand that my Covered Accounts include accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

(4) In accordance with the Code of Ethics, I have attached schedules fully disclosing all Covered Accounts (Schedule A) and all public and private securities and instruments directly or indirectly held by any Covered Account (Schedule B) (other than Exempt Transactions).

Signature

Print Name

Dated

Exhibit p 16

SCHEDULE A

LIST OF COVERED ACCOUNTS

Covered Person Name:

Following is a complete list of all my Covered Accounts:

Account Name	Account Number	Brokerage Firm

Exhibit p 16

SCHEDULE B

SECURITIES HOLDINGS IN COVERED ACCOUNTS

In accordance with the Code of Ethics, please provide a list of all securities (other than Exempted Transactions) held in Covered Accounts:

(1)      Name of Covered Person:

(2)      If different than (1), name of the

   person in whose name the account

   is held:

(3)      Relationship of (2) to (1):

(4)      Broker at which Account is

   maintained:

(5)      Account Number:

(6)      Contact person at Broker

   and phone number:

(7)      For each Covered Account, attach the most recent account statement listing securities in that account. If not plainly indicated on the account statement, please make a notation as to which securities are private securities. If you own securities that are not listed in an attached account statement, list them below:

Name of Security                     Quantity                     Value                               Custodian                                         Public/Private

1.

2.

3.

4.

5.

(Attach separate sheet if necessary)

I certify that the securities listed on this form and the attached statements (if any) constitute all of the securities in Covered Accounts.

Covered Person’s Signature

Print Name:

Date:

APPENDIX 5

Exhibit p 16

ANNUAL CERTIFICATION OF COMPLIANCE

WITH THE CODE OF ETHICS

I certify that during the past year:

(1) I have complied with the Code of Ethics in all respects.

(2) In accordance with the Code of Ethics, I have fully disclosed and/or reported the securities holdings and securities transactions in my Covered Accounts.

Signature

Print Name:

Date:

Exhibit p 16

APPENDIX 6

COVERED PERSONS

[Names redacted from version filed with SEC]